Exhibit 99.1

Daseke Names Chris Easter as Permanent CEO

Brings over 30 years of operational leadership experience in key transportation and logistics roles, including the last six-months driving transformation change as Daseke’s Interim CEO

Addison, Texas – February 10, 2020 – Daseke, Inc. (NASDAQ: DSKE) (“Daseke” or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, announced  that on February 7, 2020, its Board of Directors appointed Chris Easter, former Interim Chief Executive Officer,  as permanent Chief Executive Officer (“CEO”).  In addition to his role as CEO, Chris Easter has also become a member of the Board of Directors.

Brian Bonner, Executive Chairman, noted, “Following a six-month nationwide search of qualified candidates, I am pleased to announce that Chris Easter has been selected and agreed to lead Daseke as its permanent CEO.    Chris’ deep industry knowledge and leadership skills have been apparent to everyone at Daseke since he joined us as COO in January of 2019.  However, his outstanding performance as our Interim CEO since August of last year clearly set him apart from the other candidates we reviewed.  Over the last six-months,  Chris acted with a clear sense of urgency to implement immediate change and transformation by significantly accelerating and expanding his previously announced operational and cost initiatives. He then created a new leadership structure to better leverage the talent at our operating units and rallied our team around our new operational/cost goals, which allowed us to deliver strong financial performance in the face of soft market conditions. Most importantly, he’s pulled our organization together through a time of great change and developed a sense of passion and pride in our employee base that will help Daseke grow and thrive in the future. He’s the right person to lead this organization and we all look forward to seeing him and our industry-leading team drive long-term value for all of our stakeholders.”

Chris Easter, Chief Executive Officer, added, “I am honored by the Board’s decision to appoint me as CEO of Daseke.  The Board has been very engaged and supportive of our management team’s work during the short six months since we launched our transformation plans.  I am very fortunate to work alongside a team of leaders who are the best operators in our industry.  These seasoned Leaders are not only fantastic operators, but they have successfully built and grown businesses.  As we look forward, we believe it is critically important to keep this work simple and execute aggressively.  We will continue to act with a sense of urgency and make the necessary changes to drive immediate and sustainable value for our customers, shareholders and other stakeholders.  We are just getting started.”

Chris Easter Background

Chris Easter began his career at Daseke as its Chief Operating Officer in January of 2019 and assumed the additional responsibility as its Interim Chief Executive Officer in August of 2019.  His background includes more than 30 years of operational leadership serving in key transportation and logistics roles with the United States Army, Walmart and Schneider National. From 2012 to 2017, he served as CEO of Keen Transport, a specialized transportation, warehouse, and logistics company focused on serving the industrial equipment market.  During more than a decade with Walmart, he was responsible for overseeing the transportation of goods from around the world. Easter graduated from the United States Military Academy at West Point; he then served with distinction in the U.S. Army, where he was a leader in heavy machinery logistics. Easter was awarded the Bronze Star during Operation Desert Storm.

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of approximately 6,000 tractors and 13,000 flatbed and specialized trailers, and a million-plus square feet of industrial warehousing space. For more information, please visit www.daseke.com.

Forward‐Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believe,” “plan,” “should,” “could,” “would,” “forecast,” “seek,” “target,” “predict,” and “potential,” the negative of these terms, or other comparable terminology. Projected, preliminary or estimated financial information are forward-looking statements. Forward-looking statements may also include statements about the Company’s goals; the Company’s financial strategy, liquidity and capital required for its business strategy and plans; the Company’s competition and government regulations; general economic conditions; and the Company’s future operating results.

These forward-looking statements are based on information available as of the date of this release, and current expectations, forecasts and assumptions. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that the Company anticipates. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements.

Forward-looking statements are subject to risks and uncertainties (many of which are beyond our control) that could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, general economic and business risks, driver shortages and increases in driver compensation or owner-operator contracted rates, loss of senior management or key operating personnel, our ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, the failure of any restructuring actions and cost reduction initiatives that the Company undertakes to meet the expected results, the Company’s ability to generate sufficient cash to service all of the Company’s indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to the Company and its operations, litigation and governmental proceedings, and insurance and claims expenses. You should not place undue reliance on these forward‐looking statements. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward‐looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including Daseke’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, particularly the section titled “Risk Factors”.

Investor Relations:

Alpha IR Group

Joseph Caminiti or Chris Hodges

312-445-2870

DSKE@alpha-ir.com